Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

IMMUCOR, INC.

1. The name of this corporation is Immucor, Inc.

2. The registered office of this corporation in the State of Georgia is located at 1201 Peachtree Street, N.E., Atlanta, GA 30361. The name of its registered agent at such address is CT Corporation System.

3. The total number of shares of stock that this corporation shall have authority to issue is 100 shares of Common Stock, no par value per share. Each share of Common Stock shall be entitled to one vote.

4. The mailing address of the principal office of this corporation is 3130 Gateway Drive, PO Box 5625, Norcross, Georgia 30091-5625.

5. The size of the Board of Directors shall be determined as set forth in the bylaws of this corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.

6. A director of this corporation shall not be liable to the corporation or its shareholders for monetary damages as a director, except to the extent that exculpation from liability is not permitted under the Georgia Business Corporation Code (the “GBCC”) as in effect at the time such liability is determined. No amendment or repeal of this paragraph 6 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

7. (a) This corporation shall, to the maximum extent permitted from time to time under the law of the State of Georgia, including without limitation GBCC Sections 14-2-856 and 14-2-857, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, (i) by reason of the fact that such person is or was a director or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans or (ii) in such person’s capacity as an officer, employee or agent of the Corporation or in such person’s capacity as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, that such person is or was serving at the request of the Corporation (each such person described in the foregoing clauses (i) and (ii), a “Covered Person”), against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than an action authorized by the Board of Directors. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 7 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 7 shall not adversely affect any right or protection of a Covered Person with respect to any acts or omissions of such Covered Person occurring prior to such repeal or modification. All the terms used in this Article shall be read to include the meanings provided in Section 14-2-850 of the GBCC.

(b) The Corporation shall pay on a current and as-incurred basis expenses incurred by any Covered Person in defending or otherwise participating in any action, suit, proceeding or claim in advance of the final disposition of such action, suit, proceeding or claim, including appeals, upon presentation of (i) an unsecured written undertaking to repay such amounts if it is ultimately determined that the person is not entitled to indemnification hereunder and (ii) adequate documentation reflecting such expenses.

(c) It is the intent that with respect to all advancement and indemnification obligations under this paragraph 7, the Corporation shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries). The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this paragraph 7 from any such direct or indirect shareholder of the Corporation (or any affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries).

(d) This corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the GBCC or the terms of these Articles of Incorporation.

8. To the maximum extent permitted from time to time under the law of the State of Georgia, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or shareholders, other than those officers, directors or shareholders who are employees of the corporation. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or shareholder of the Corporation for or with respect to any opportunities of which such officer, director or shareholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph 8. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

9. Any action required or permitted by the provisions of the GBCC to be taken at a shareholders’ meeting may be taken without a meeting in accordance with Section 14-2-704 of the GBCC if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent. Notwithstanding anything to the contrary in this paragraph 9, if at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the shareholders of such class must be taken at an annual or special meeting of shareholders and may not be taken by written consent.